Exhibit 99.1
Zoltek Companies, Inc. Announces Pricing of Public Stock Offering
     ST. LOUIS, MISSOURI — August 15, 2007 — Zoltek Companies, Inc. (Nasdaq: ZOLT) announced today the pricing of a public offering of 4,000,000 shares of its common stock at $38.76 per share. In the offering, 3,615,000 shares are being offered by the Company and 385,000 shares are being offered by certain selling shareholders. The Company granted the underwriters an overallotment option to purchase up to 600,000 additional shares of common stock.
As previously announced, the proceeds received by the Company from this offering will be used for: continued execution of the Company’s capacity expansion plans; repayment of a $10 million loan extended by the Company’s Chairman and Chief Executive Officer to finance a bond posted in connection with ongoing litigation; working capital to support the anticipated growth in the Company’s business; and other general corporate purposes.
Merrill Lynch & Co. serves as lead manager and sole book-runner for the offering, and RBC Capital Markets and ThinkEquity Partners LLC serve as co-managers.
A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission.
This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The offering of these securities is being made only by means of a prospectus and related prospectus supplement filed with the SEC as part of the Company’s registration statement. The prospectus and prospectus supplement will be available at no charge on the SEC’s Web site at www.sec.gov. When available, copies of the prospectus and prospectus supplement also may be obtained from Merrill Lynch & Co., Prospectus Department, 4 World Financial Center, New York, NY 10080.
Zoltek Companies, Inc. is an applied technology and advanced materials company with principal executive offices in St. Louis, Missouri. The Company is a leader in the commercialization of carbon fibers through its development of a price-competitive, high-performance reinforcement for composites used in a broad range of commercial products.